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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Bausch & Lomb Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2005
NOTICE OF
ANNUAL MEETING
AND PROXY
STATEMENT

One Bausch & Lomb Place Rochester NY 14604-2701 www.bausch.com

March 24, 2005

Dear Bausch & Lomb Shareholder:

We invite you to attend our annual meeting of shareholders on Tuesday, April 26, 2005, at 10:00 a.m., to be held at Rochester Institute of Technology, B. Thomas Golisano College of Computing and Information Sciences, located at 20 Lomb Memorial Drive, Building No. 70, Rochester, New York.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and the procedures for the meeting. It also describes how the Company's Board of Directors operates and gives certain information about the Company.

We hope you will be able to attend the annual meeting. If you need special assistance at the meeting, please contact the secretary of the Company at the address above.

Sincerely,
/s/ RONALD L. ZARRELLA Ronald L. Zarrella Chairman and Chief Executive Officer

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
OF BAUSCH & LOMB INCORPORATED

Date:	April 26, 2005
Time:	10:00 a.m.
Place:	Rochester Institute of Technology B. Thomas Golisano College of Computing and Information Sciences 20 Lomb Memorial Drive Building No. 70 Rochester, New York 14623
Purpose:	Item 1:	Elect three directors
	Item 2:	Ratify appointment of independent accountants
	Item 3:	Approve Directors' Proposals to amend the Company's Certificate of Incorporation and By-Laws to:
		A.	Authorize annual election of all members of the Board of Directors
		B.	Authorize setting the number of directors by a majority vote of the shareholders voting at a meeting or by action of a majority vote of the entire Board of Directors
		C.	Authorize removal of provisions regarding newly created directorships and filling vacancies on the Board of Directors from the Certificate of Incorporation
		D.	Authorize shareholders to remove a director for cause by a majority vote of the shareholders voting at a meeting rather than 80% of the outstanding shares
		E.	Authorize removal of provisions with respect to effecting certain amendments to the Certificate of Incorporation
Consider such other business as may properly come before the meeting or any adjournment thereof

YOUR VOTE IS IMPORTANT. YOU MAY VOTE YOUR SHARES BY TELEPHONE OR ON THE INTERNET BY FOLLOWING THE VOTING INSTRUCTIONS THAT ARE PRINTED ON THE PROXY CARD, OR YOU MAY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

/s/ JEAN F. GEISEL Jean F. Geisel Secretary March 24, 2005

BAUSCH & LOMB INCORPORATED
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, APRIL 26, 2005

GENERAL INFORMATION

        The approximate date on which the enclosed form of proxy and this proxy statement are first being sent to shareholders is March 24, 2005.

Outstanding shares

        On February 1, 2005, 53,240,145 shares of Common stock and 186,096 shares of Class B stock were outstanding. Each Common share and Class B share has one vote.

Who may vote

        Shareholders of Bausch & Lomb Incorporated as of the record date, March 1, 2005, may vote. A list of shareholders entitled to vote will be available at the annual meeting.

How to vote

        You may vote by proxy or in person at the meeting. To vote your shares by proxy, you may call the toll-free number or vote on the Internet by following the instructions set forth on the proxy card, or you may mail your signed proxy card to our tabulator in the envelope provided. Even if you plan to attend the meeting, we recommend that you vote prior to the meeting. You can always change your vote as described below.

How proxies work

        Bausch & Lomb's Board of Directors is asking for your proxy. By giving us your proxy, you authorize the proxyholders (members of Bausch & Lomb management) to vote your shares at the meeting in the manner you direct. If you do not specify how you wish us to vote your shares, your shares will be voted "for" all director candidates, "for" the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2005, and "for" the proposal to authorize annual election of all members of the Board of Directors, and to amend certain related provisions to the Company's Certificate of Incorporation and By-Laws. Proxyholders will also vote shares according to their discretion on any other matter properly brought before the meeting.

        You may receive more than one proxy card depending on how you hold your shares. Generally, you need to call the toll-free number, vote on the Internet, or sign and return all of your proxy cards to vote all of your shares. For example, if you hold shares through someone else, such as a stockbroker, you may get proxy material from them. Shares registered in your name and shares held in the Bausch & Lomb 401(k) Plan are covered by a separate proxy card. If the shares in the Bausch & Lomb 401(k) Plan are not voted, those shares will be voted by the trustee of the Plan in proportion to voting directions received from other participants in the Plan.

        If for any reason nominees for election as a director become unavailable for election, discretionary authority may be exercised by the proxyholders to vote for substitutes proposed by the Board of Directors.

Quorum

        In order to carry out the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Bausch & Lomb are not voted and do not count for this purpose.

Changing your vote

        You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Bausch & Lomb's secretary in writing at the address under "Questions?" on page 28.

Votes needed

        Director nominees receiving the largest number of votes cast are elected, up to the maximum number of directors fixed by the Board to be elected at the meeting. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. Ratifying the appointment of PricewaterhouseCoopers LLP as independent accountants for 2005 requires the favorable vote of a majority of votes cast. The Directors' Proposals to amend the Company's Certificate of Incorporation and By-Laws require the affirmative vote of eighty percent (80%) of the outstanding shares of the Company, not including shares owned by the Company. Any shares not voted (whether by abstention, broker non-vote or otherwise) will be equivalent to a "no" vote. Any other matters properly brought before the meeting require the favorable vote of a majority of votes cast.

Attending in person

        Only shareholders, their designated proxies and Bausch & Lomb's guests may attend the meeting.

BOARD OF DIRECTORS

        The Board of Directors of the Company met six times in 2004. Each of the directors attended 75% or more of the aggregate number of regularly scheduled and special Board and committee meetings held during the year. Pursuant to a policy adopted by the Nominating and Governance Committee of the Board, directors are strongly encouraged to attend annual meetings of shareholders and all but one attended last year's meeting. Generally all directors attend annual meetings, which are held prior to the organizational meeting of the Board of Directors each year.

        Directors who were not employees of the Company received an annual retainer of $52,000 in 2004. In addition, directors who chaired committees and were not employees of the Company received an additional $5,200 annual retainer. No additional fees are paid for attendance at meetings. The Company does not pay an annual retainer or fees to directors who are employees of the Company. Effective with the term beginning on April 26, 2005, the Nominating and Governance Committee recommended, and the Board approved, an annual increase in certain director compensation to non-employee directors. The Chair of the Audit Committee will be paid a $10,000 fee and members of the Audit Committee will be paid a $5,000 fee. The Chairs of the Compensation Committee and Nominating and Governance Committee will be paid a $7,500 fee.

        The Company's Annual Retainer Stock Plan for Non-Employee Directors includes director stock ownership guidelines. The guidelines provide that directors who own Company shares or share equivalents with an aggregate market value of $260,000 or more have the option to receive their annual retainer in Company stock or cash or a combination of both. Directors who have not met the guidelines receive at least one-half of the annual retainer in Company stock. All of the non-employee directors, except for Mr. Alan M. Bennett and Dr. Paul A. Friedman, who were both elected to the Board of Directors for the first time in 2004, have met the stock ownership guidelines.

        Under the 2003 Long-Term Incentive Plan, non-employee directors annually receive non-qualified options to purchase shares of Common stock of the Company which vest in one year. The number of options is determined by a fixed formula set forth in the Plan, and the exercise price of all such options is determined by the fair market value of the Company's Common stock on the date of grant. For fiscal year 2004, each non-employee director was granted 2,926 options to purchase Common shares at a price of $61.305 per share.

        Under the Deferred Stock Equivalent Program, non-employee directors of the Company receive an annual grant of 500 deferred stock equivalent units. These instruments are a contract right to receive, in cash, at the time of the director's retirement from the Board, an amount equal to the product of the market value of one share of the Company's Common stock at the time of the director's retirement from the Board multiplied by the number of deferred stock equivalent units. This element of compensation has been added to bring total director compensation into line with that of comparable companies, in part enhancing the Company's ability to attract and retain high-quality director candidates, and in part aligning directors' economic interests with those of shareholders. The program also provides for a one-time matching contribution of deferred stock equivalent units valued at $25,000 for new non-employee directors upon the acquisition of an equal number of shares of Company stock by the director.

        As appointed by the Board of Directors, William H. Waltrip serves as lead director of the Board of Directors. Mr. Waltrip received a retainer of $25,000 for his services as lead director for the period beginning April 27, 2004 and ending with the annual meeting of shareholders on April 26, 2005, in addition to his annual retainer as a director. His responsibilities include acting as chairman of executive sessions of the non-employee directors, acting as principal liaison between the non-employee directors and the chairman of the board and performing other duties designated by the Board to assist in the fulfillment of its responsibilities. It is currently expected that he will continue to serve in this capacity.

Executive Sessions

        Executive sessions of the independent directors are held at the end of each Board of Directors meeting. The Board has selected William H. Waltrip, the Board's lead director, to preside at all executive sessions of the independent directors.

Communications with the Board of Directors

        Shareholders may communicate with the Board or any individual director by sending such communications to the attention of the secretary of the Company, who will forward all such communications to the Board. Communications intended for the non-employee directors as a group should be sent to the secretary to the attention of the lead director of the Board.

Corporate Governance Principles and Board Matters

        The Company is committed to sound corporate governance principles. Such principles are essential to the reputation of Bausch & Lomb built through more than 150 years of ethical business conduct in its relationships with others, both inside and outside the Company. The Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for CEO and Senior Financial Officers are available on the Company's Web site at http://www.bausch.com/us/vision/about/investor/governance.jsp. Printed copies of these documents can be obtained by contacting the secretary of the Company.

Board Independence

        The Board has determined that each of the directors, other than Mr. Zarrella, has no material relationship with the Company and is independent within the meaning of the Securities and Exchange Commission and New York Stock Exchange director independence standards, as currently in effect.

Committees of the Board

        The Board of Directors has established four standing committees to assist it in carrying out its responsibilities: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

        The membership and the function of each of the committees are described below. Each of the committees operates under its own written charter adopted by the Board of Directors. All of the committee charters are available on the Company's Web site at http://www.bausch.com/us/vision/about/investor/governance.jsp. Printed copies of the committee charters can be obtained by contacting the secretary of the Company.

Executive Committee
Number of Members:	Four directors
Members:	Ronald L. Zarrella (Chair), Jonathan S. Linen, William H. Waltrip and Kenneth L. Wolfe
Number of Meetings in 2004:	Five
Functions:	—Holds regularly scheduled and special meetings between regular Board meetings to take action necessary for the Company to operate efficiently
—Possesses all of the authority of the full Board, except as limited by law and the By-Laws of the Company
Audit Committee
Number of Members:	Three independent directors
Members:	Kenneth L. Wolfe (Chair), Alan M. Bennett and Domenico De Sole
Number of Meetings in 2004:	Twelve
Functions:	—Reviews and evaluates the qualifications and performance of the independent accountants
—Appoints and/or replaces the independent accountants
—Responsible for compensating and overseeing the work of the independent accountants
—Preapproves all audit services and permitted nonaudit services to be performed for the Company by its independent accountants
—Reviews and discusses with management and the independent accountants the quarterly interim and annual audited financial statements and related Management's Discussion & Analysis
—Provides for direct communication among the Board, the independent accountants and the internal auditors, including review of the disclosures and letter provided by the independent accountants pursuant to Independence Standards Board Standard No. 1
—Discusses with management and the independent accountants significant financial reporting and internal control issues
—Discusses with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61
—Meets with the independent accountants prior to the audit to discuss the planning and staffing of the audit
—Oversees the Company's internal audit function
—Reviews the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters
—Discusses with the Company's general counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies
—Retains independent legal, accounting or other advisors, as necessary
—Reviews its own performance annually

Compensation Committee
Number of Members:	Four independent directors
Members:	Jonathan S. Linen (Chair), Ruth R. McMullin, William H. Waltrip and Barry W. Wilson
Number of Meetings in 2004:	Four
Functions:	—Recommends to the Board remuneration of the chief executive officer and determines remuneration of other officers of the Company elected by the Board
—Conducts evaluation of the chief executive officer for submission to the Board
—Grants options under and otherwise administers the Company's stock incentive plans and approves and administers any other compensation plan in which officers of the Company participate
—Reviews succession planning for the CEO and senior executives and reports on such matters to the Board
—Retains compensation consultants and obtains advice from internal or external advisors, as necessary
—Presents the annual Compensation Committee Report on Executive Compensation for the Company's proxy statement
—Reviews its own performance annually
Nominating and Governance Committee
Number of Members:	Five independent directors
Members:	William H. Waltrip (Chair), Paul A. Friedman, Jonathan S. Linen, John R. Purcell and Linda Johnson Rice
Number of Meetings in 2004:	Five
Functions:	—Seeks and evaluates individuals qualified to become board members for recommendation to the Board
—Reviews the qualifications of any director candidate proposed by a shareholder in accordance with the Company's By-Laws
—Reviews and makes recommendations to the Board with respect to the compensation and benefits of directors
—Reviews the adequacy of the Company's Corporate Governance Guidelines and recommends any proposed changes to the Board for approval
—Retains any search firm to be used to identify director candidates and obtains advice from internal or external advisors, as necessary
—Reviews its own performance annually

        As set forth in the Nominating and Governance Committee Charter, the committee has responsibility for identifying individuals qualified to become board members and to make appropriate director nominee recommendations to the Board of Directors. The committee periodically assesses the composition and performance of the Board and determines when it is appropriate to identify new director nominees. The committee will then actively search for individuals qualified to become board members. The selection criteria for director nominees is detailed in a committee resolution entitled: "Criteria for Selecting Director Nominees to the Board of Directors." Under this selection criteria, each nominee should have a background which demonstrates an understanding of the business and financial affairs and the complexities of a business organization. Nominees are typically active as a current chief executive officer, chief operating officer or other senior executive or director of a significant business enterprise or other business institution, public or private. Other characteristics of director nominee candidates include interest in the Company, time and energy to devote to the Company, sound business judgment and independence.

        The committee uses a third party search firm to identify director candidates and also seeks names of potential nominees from other board members, executive officers and other contacts. The committee will consider director candidates proposed by shareholders, provided that the shareholder recommendation complies with the Company's by-law provisions requiring that shareholder submissions include biographical information concerning the potential nominee and be submitted to the Company's secretary in a timely manner. To be considered for nomination at the 2006 annual meeting, shareholder submissions for nomination must be received at the offices of the Company, to the attention of the secretary, at One Bausch & Lomb Place, Rochester, New York 14604-2701 between December 29, 2005 and January 30, 2006. The committee will use the same process for evaluating a shareholder director candidate as it uses for any other potential nominee.

        The qualifications of director candidates are reviewed by the committee to determine which candidates should be contacted. If a third party search firm is involved, the search firm will make the initial contact with potential candidates to assess their qualifications and motivation. A member of the committee will make the initial contact if a search firm is not involved. Reference checks are also conducted. Following this initial screening process, the committee meets with each of the candidates and determines which candidate will be recommended to the Board. During this process, the chief executive officer also meets with the candidates and provides input to the committee. The Company's By-Laws are available at the Company's Web site at http://www.bausch.com/us/vision/about/investor/governance.jsp.

ITEM NO. 1
ELECTION OF DIRECTORS

General

        The Board of Directors currently has eleven members and, pursuant to the Company's By-Laws, is divided into three classes. One class is elected each year to serve for three years. The term of office of each class will expire, respectively, on the date of the annual meetings of shareholders in 2005, 2006 and 2007. The director nominees whose terms expire at the 2005 annual meeting of shareholders are Dr. Paul A. Friedman, and Messrs. Jonathan S. Linen and William H. Waltrip. Mr. John R. Purcell, who has been a director of the Company since 1976, will be retiring from service on the Board of Directors at the time of the annual meeting of shareholders. The Board has recommended that the vacancy created by Mr. Purcell's resignation be filled by Dr. Friedman. Dr. Friedman was elected by the Board of Directors on June l, 2004 to serve until the 2005 annual meeting. He was identified by a third party search firm and recommended by the Nominating and Governance Committee. The services performed by the third party search firm are described under "Functions" of the Nominating and Governance Committee on page 5.

        Accordingly, the Board of Directors has fixed the number of directors to be elected at the 2005 annual meeting of shareholders at three. Dr. Friedman and Messrs. Linen and Waltrip are nominated to stand for election and to serve until the 2008 annual meeting of shareholders, or until the 2006 annual meeting if the proposal to declassify is approved by shareholders.

        If the proposal to amend the Company's Certificate of Incorporation and By-Laws to authorize annual election of members of the Board of Directors, as more fully described beginning on page 24 of this proxy statement, is approved by shareholders at this annual meeting, the director nominees elected at the 2005 annual meeting will serve until the next annual meeting of shareholders. All directors assigned to the class of 2006, who were previously elected at the Company's 2003 annual meeting, would stand for election in 2006 and would be elected annually thereafter. Directors assigned to the class of 2007, who were previously elected at the Company's 2004 annual meeting, would stand for election in 2007 and would be elected annually thereafter.

        Information about the nominees for election as directors, as well as those directors continuing in office, is presented below.

Nominees for Election as Director—Term Expiring 2008, or 2006 if the proposal to declassify is approved by shareholders

[PHOTO]	PAUL A. FRIEDMAN, M.D.	Director since 2004 Age: 62

Dr. Friedman has served since 2001 as president and chief executive officer of Incyte Corporation, a biotechnology company. From 1998 until 2001, he served as President of DuPont Pharmaceuticals Research Laboratories. From 1994 until 1998, he served as President, Research and Development, of DuPont Merck Pharmaceutical Company. From 1991 to 1994, he was Senior Vice President of Research at Merck Sharp & Dohme Research Laboratories and from 1985 to 1991 he held several executive positions there. From 1974 to 1985, Dr. Friedman was Associate Professor of Medicine and Pharmacology at Harvard Medical School. Dr. Friedman is a diplomat of the American Board of Internal Medicine and a member of the American Society of Pharmacology and Experimental Therapeutics, the American Society of Clinical Investigation and the American Society of Biological Chemistry.
[PHOTO]	JONATHAN S. LINEN	Director since 1996 Age: 61

Mr. Linen has served since 1993 as vice chairman of American Express Company, a diversified worldwide travel and financial services company. He joined that company in 1969 and held various executive positions before being appointed president and chief executive officer of Shearson Lehman Brothers in 1989. In 1992, he was named president and chief operating officer of American Express Travel Related Services Company, Inc. Mr. Linen is chairman of the board of the International Golf Association, a trustee of the U.S. Council for International Business and a member of The Council on Foreign Relations. Mr. Linen presides on the policy committee of The Travel Business Roundtable and is vice chairman of the executive committee of the World Travel & Tourism Council. He serves as a member of the boards of Yum! Brands, Inc., World Monuments Fund, the U.S. Travel & Tourism Promotion Advisory Board, and is an executive committee member of NYC & Company. Mr. Linen is a past chairman and now honorary member of the board of trustees of the National Urban League.
[PHOTO]	WILLIAM H. WALTRIP	Director since 1985 Age: 67

Mr. Waltrip served from 1993 to 2003 as chairman of the board of Technology Solutions Company, a systems integration company, and from 1993 until 1995 he was chief executive officer of that company. Mr. Waltrip has served twice as the Company's interim chief executive officer, once in 1996 and once in 2001. He also served as the Company's chairman from 1996 to 1998 and again in 2001. From 1991 to 1993, he was chairman and chief executive officer of Biggers Brothers, Inc., a food service distribution company and was a consultant to private industry from 1988 to 1991. From 1985 to 1988, he served as president and chief operating officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been president, chief executive officer and a director of Purolator Courier Corporation. He is a director of Theravance, Inc., Charles River Laboratories International, Inc. and Thomas & Betts Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE INDIVIDUALS IDENTIFIED ABOVE AS DIRECTOR NOMINEES OF THE COMPANY. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR ALL THE DIRECTOR NOMINEES UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

Directors Continuing in Office—Term Expiring 2006

[PHOTO]	ALAN M. BENNETT	Director since 2004 Age: 54

Mr. Bennett has served since 2001 as senior vice president and chief financial officer of Aetna Inc., a leading provider of health, dental, group life, disability and long-term care benefits. He joined Aetna in 1995 as chief financial officer for Aetna Business Resources. He was named vice president and director of internal audit of Aetna Inc. in 1997 and in 1998 was named vice president and controller. From 1981 to 1995, Mr. Bennett held several executive positions with Pirelli Armstrong Tire Corporation. From 1972 to 1981, he was an audit manager at Ernst & Young. Mr. Bennett is a member of the American Institute of Certified Public Accountants. He is a director of Gaylord Hospital.
[PHOTO]	RUTH R. McMULLIN	Director since 1987 Age: 63

Mrs. McMullin is the chairperson of trustees of the Eagle-Picher Trust. She was a member of the faculty of the Yale School of Management as a Management Fellow from 1994 to 1995. From 1992 to 1994, she was president and chief executive officer of the Harvard Business School Publishing Corporation. From 1990 to 1992, Mrs. McMullin was a consultant to private industry and from 1991 to 1992, she was also acting chief executive officer of UNR Industries, Inc. and a member of that company's chairman's committee. From 1989 to 1990, she was president and chief executive officer of John Wiley & Sons, Inc., a publishing company. Mrs. McMullin joined that company as executive vice president and chief operating officer in 1987. She is a director of The Mighty Eighth Foundation, Inc., and The Mighty Eighth Air Force Heritage Center, Inc.
[PHOTO]	LINDA JOHNSON RICE	Director since 1990 Age: 47

Mrs. Rice has been president and chief executive officer of Johnson Publishing Company, Inc., a multi-media company, since 2002. She joined that company in 1980, became vice president in 1985 and president and chief operating officer in 1987. In addition to management of the company, she oversees the editorial content of Ebony and Jet magazines. She is also president of Fashion Fair Cosmetics, a division of Johnson Publishing. Mrs. Rice is a director of Kimberly-Clark Corporation, Omnicom Group, Inc., and Money Gram International, Inc.

[PHOTO]	BARRY W. WILSON	Director since 2003 Age: 60

Mr. Wilson has served since 1997 as senior vice president and a member of the Executive Committee of Medtronic, Inc., a medical technology company. In 2001, he was named president of Medtronic International and is responsible for all operations outside the United States except for Asia Pacific. Mr. Wilson joined Medtronic in 1995 as President of Europe, Middle East and Africa. From 1980 to 1993, he held various executive positions with Bristol-Myers Squibb, including president of Europe. Prior to that, he held executive positions with Pfizer, Inc. in nine different countries. Mr. Wilson was chairman of Eucomed, the European medical device industry association from 2000 to 2004 and now serves as its honorary chairman.
Directors Continuing in Office—Term Expiring 2007
[PHOTO]	DOMENICO DE SOLE	Director since 1996 Age: 61

Mr. De Sole served as president and chief executive officer of Gucci Group N.V., a multibrand luxury goods company from 1995 to May 2004. He joined that company in 1984 as president and chief executive officer of Gucci America, Inc. and in 1994 was named chief operating officer of Gucci Group N.V. Mr. De Sole is a director of The Procter & Gamble Company, GAP Inc. and Telecom Italia. He is a member of the Harvard Law School Advisory Board.
[PHOTO]	KENNETH L. WOLFE	Director since 1989 Age: 66

Mr. Wolfe served as chairman and chief executive officer of Hershey Foods Corporation, a food products manufacturing firm, from 1994 until his retirement in December 2001. He joined that firm in 1967 and held various executive positions before being appointed vice president and chief financial officer in 1981. In 1984, Mr. Wolfe was named senior vice president. From 1985 until 1993, he was president and chief operating officer. Mr. Wolfe is a director of Adelphia Communications Corporation and Revlon, Inc. and is a trustee of Fidelity Funds.
[PHOTO]	RONALD L. ZARRELLA	Director since 2001 Age: 55

Mr. Zarrella has served since 2001 as chairman and chief executive officer of Bausch & Lomb Incorporated. He was previously with General Motors Corporation, where he was executive vice president and president of General Motors North America from 1998 to 2001. From 1994 to 1998, Mr. Zarrella was vice president and group executive in charge of General Motors' North American Vehicle Sales, Service and Marketing Group. From 1985 to 1994, Mr. Zarrella held several executive positions at Bausch & Lomb, including serving as its president, chief operating officer and a member of its Board of Directors. Before joining Bausch & Lomb in 1985, he held various executive positions with Bristol Myers Company and Esmark Corporation. Mr. Zarrella is a director of Avaya, Inc. and U.S. FIRST. He is a member of the board of the University of Rochester Medical Center and is a trustee of Rochester Institute of Technology and the International Agency for the Prevention of Blindness.

ITEM NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The Audit Committee of the Board of Directors has unanimously approved and voted to recommend that shareholders ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for 2005. A representative of PricewaterhouseCoopers LLP plans to be present at the meeting and will have the opportunity to make a statement and respond to questions.

        THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR 2005. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR RATIFICATION UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND DIRECTORS AND EXECUTIVE OFFICERS

Beneficial Owners of More than 5% of the Company's Common Stock

Name and Address of Beneficial Owners	Number of Shares and Nature of Beneficial Ownership		Percent of Outstanding Common Stock
Morgan Stanley 1585 Broadway New York, NY 10036	4,034,395	(1)	7.6%
Lord, Abbett & Co., LLC 90 Hudson Street Jersey City, NJ 07302	3,737,617	(2)	7.0%

(1)
Shares are as of December 31, 2004 and include 3,800,107 shares with respect to which there is sole power to vote and 3,800,107 shares with respect to which there is sole power of disposition. Includes 3,195,120 shares (6% of outstanding Common stock) also reported as owned beneficially by Van Kampen Asset Management Inc., One Parkview Plaza, Oakbrook Terrace, IL 60181.

(2)
Shares are as of December 31, 2004 and include 3,737,617 shares with respect to which there is sole power to vote and 3,737,617 shares with respect to which there is sole power of disposition.

Security Ownership of Directors and Executive Officers

        Presented below is information concerning the amount of Company stock beneficially owned by each director and director nominee, each non-director officer named in the Summary Compensation Table appearing on page 16, and all directors and executive officers of the Company as a group. All numbers stated are as of February 1, 2005, and include beneficial ownership of shares of Common and Class B stock, which are identical with respect to dividend and liquidation rights and vote together as a single class for all purposes.

        Except for Class B stock, which is transferable only in accordance with the terms of the Company's stock incentive plan under which it was acquired, and except as otherwise indicated, sole voting and investment power exists with respect to all shares listed as beneficially owned. No individual named below beneficially owns more than 1% of the Company's outstanding voting stock, other than Mr. Zarrella, who owns 2%, and the shares beneficially owned by all directors and executive officers as a group constitute 5.6% of the Company's outstanding voting stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
Alan M. Bennett	500
Domenico De Sole	18,035	(1)
Paul A. Friedman	380
Dwain L. Hahs	156,902	(2)
Paul G. Howes	70,950	(3)
Jonathan S. Linen	34,876	(1)
Stephen C. McCluski	286,836	(4)
Ruth R. McMullin	28,847	(5)
John R. Purcell	54,895	(6)
Linda Johnson Rice	23,213	(7)
Robert B. Stiles	152,482	(8)
William H. Waltrip	141,067	(9)
Barry W. Wilson	9,088	(10)
Kenneth L. Wolfe	22,985	(11)
Ronald L. Zarrella	1,087,120	(12)
All directors and executive officers as a group (28 persons)	2,987,931

(1)
Includes 18,035 shares which may be acquired within 60 days through the exercise of stock options.

(2)
Includes 107,334 shares and 868 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the Company's 401(k) Plan.

(3)
Includes 41,668 shares and 61 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the Company's 401(k) Plan and 25,000 shares of restricted stock subject to satisfaction of certain vesting conditions.

(4)
Includes 263,354 shares and 2,224 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the Company's 401(k) Plan.

(5)
Includes 20,756 shares which may be acquired within 60 days through the exercise of stock options.

(6)
Includes 3,154 shares which may be acquired within 60 days through the exercise of stock options.

(7)
Includes 19,221 shares which may be acquired within 60 days through the exercise of stock options.

(8)
Includes 136,979 shares and 2,877 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the Company's 401(k) Plan.

(9)
Includes 135,700 shares which may be acquired within 60 days through the exercise of stock options.

(10)
Includes 4,088 shares which may be acquired within 60 days through the exercise of stock options.

(11)
Includes 15,868 shares which may be acquired within 60 days through the exercise of stock options.

(12)
Includes 979,217 shares and 813 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the Company's 401(k) Plan and 65,561 shares of restricted stock subject to satisfaction of certain vesting conditions.

        In addition to shares beneficially owned by directors and executive officers of the Company, as indicated above, such persons may also own Common stock equivalents under deferred compensation plans of the Company, reflecting further their economic stake in the value of the Company's Common stock. As of February 1, 2005, the following Common stock equivalents were owned by (i) the Company's executive officers: Mr. Zarrella, 116,845; Mr. Hahs, 13,907; Mr. McCluski, 21,015; Mr. Howes, 90; Mr. Stiles, 14,575; (ii) the Company's directors: Mr. Bennett, 1,387; Mr. De Sole, 5,754; Dr. Friedman, 760; Mr. Linen, 1,011; Mrs. McMullin, 1,011; Mr. Purcell, 10,959; Mrs. Rice, 4,248; Mr. Waltrip, 1,011; Mr. Wilson, 3,604; Mr. Wolfe, 1,011; and (iii) all executive officers and directors of the Company as a group, 267,620.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's directors and executive officers are required to file reports with the Securities and Exchange Commission concerning their ownership of Company stock. Based upon a review of filings with the Securities and Exchange Commission, we believe that all of our directors and executive officers complied during fiscal 2004 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

        The Compensation Committee of the Board of Directors is comprised solely of directors who are not current or former employees of Bausch & Lomb and who are each independent within the meaning of the Securities and Exchange Commission rules and New York Stock Exchange (NYSE) listing standards. The Compensation Committee is responsible for the establishment and administration of the compensation and benefits programs for Bausch & Lomb executives, including the chief executive officer. These responsibilities include approving adjustments to base salary, establishing targets and determining payouts for the payment of annual bonuses, granting and vesting of long-term incentive compensation, and reviewing leadership development and succession planning. In 2004, the Compensation Committee met formally four times and had several informal interim discussions. In advance of each formal meeting, management reviews the agenda with the committee chair and sends each committee member a complete briefing book that details each topic to be considered. The committee chair reports to the Board of Directors on committee discussions and key actions. The Compensation Committee has retained the services of a nationally recognized compensation consulting firm that serves as an independent advisor in all matters related to executive compensation.

Compensation Philosophy and Policy

        Executive compensation at Bausch & Lomb is intended to provide competitive overall compensation and align the financial interests of executives with the interests of shareholders. The executive compensation arrangements strive to meet these objectives through a mix of base salary, annual incentives and long-term incentives. The overall program ties "at risk" pay components to key drivers of long-term Company performance and promotes sound corporate governance practices while providing a competitive level of total compensation structured to attract and retain high caliber executives.

        To ensure that compensation levels are reasonably competitive with market rates, the Company commissions an independent consulting firm to conduct an annual survey of executive compensation in a defined group of companies comparable to the Company. The surveyed comparable companies are selected based on: (i) similarity of their product lines to those of Bausch & Lomb; (ii) comparability to Bausch & Lomb based on size, as measured through annual revenue, market capitalization and other financial measures of organizational scope and complexity; and (iii) the competitive market for executive talent. The companies in the S&P 500 Healthcare Index used in the Comparison of Five-Year Cumulative Total Shareholder Return chart on page 19 represent 42% of the surveyed comparable companies. In determining compensation levels and mix, the Company also uses information from proxy statements and general industry survey information of companies that the Company views as being comparable.

        In general, the aggregate compensation package for Company executives is targeted to pay at the market median (50th percentile) of companies (that through the survey efforts of the Company and of the Company's independent adviser are identified as being comparable companies) if performance criteria are achieved and above market median if performance exceeds expectations. The target compensation package for the chief executive officer of the Company, Ronald L. Zarrella, was based on the terms of his employment agreement which was entered into in 2001.

        After considering the proxy statements and survey data of comparable companies, the Company's business objectives and compensation philosophy and strategy, the Compensation Committee determines targeted levels of base compensation, short-term and long-term incentives, stock option and stock grant award levels for the officers of the Company. In approving salary and incentive payments for individuals other than the chief executive officer, the Compensation Committee also considers recommendations made by the chief executive officer. The compensation of individual executives can and does vary from the compensation benchmark based on such factors as individual performance, potential for future advancement, the value of the executive's position to the market, difficulty of replacement, current responsibilities, length of time in their current positions and, for recently hired executives, their prior compensation packages.

Base Pay

        Base pay levels for each officer take into consideration the individual's current performance, experience, the scope and complexity of his or her position within the Company and the external competitive marketplace for similar positions at comparable companies. Base pay for officers is reviewed annually, and is adjusted if necessary based on market comparisons and trends. To ensure long-term focus, officers are not eligible for automatic annual "merit increases." As such, the executive officers named in the Summary Compensation Table appearing on page 16 did not receive a base salary adjustment in 2004.

        In 2004, Mr. Zarrella's base pay remained the same as in 2003 and has not changed since his employment in 2001. Mr. Zarrella's base pay is made in accordance with his employment agreement.

Annual Incentive Awards

        The Company's Annual Incentive Compensation Plan is designed to reward management-level employees annually for their contribution to operating unit and corporate objectives. The plan is funded based on combined achievement of Company and operating unit performance against targets established by the Compensation Committee at the beginning of the year within parameters identified in the plan. To ensure that 2004 incentive compensation was tied to a key shareholder return indicator, the Compensation Committee measured overall Company performance against targets established for comparable basis earnings per share (EPS). Operating unit performance is measured against targets established for sales, earnings, free cash flow, cost improvement initiatives, and strategic projects. The Compensation Committee defines performance targets at various levels so that the aggregate bonus pool funding yields an amount ranging from 0% to 200% of the bonus targets. Additionally for 2004, selected operating units and officers, including the chief executive officer, were subject to an incentive modifier tied to achieving key business goals related to the surgical product category.

        In 2004, the annual incentive for executive officers without individual operating unit responsibility was based primarily on Company performance against the EPS target. Executive officers who managed business units had 25% of their annual incentive based on performance against operating unit objectives and the remainder based on Company performance against the EPS target. The bonus targets for officers, excluding the chief executive officer, ranged from 50% to 75% of base salary. The bonus target for the chief executive officer was 100% of base salary, with a payout range from 0% to 150% of target, in accordance with his employment agreement. Actual awards paid were determined based upon a combination of the individual executive officer's target award opportunity, Company and business unit performance versus the predetermined goals, and an assessment of individual performance.

        For 2004, the Company exceeded its EPS target, and the portion of the bonus pool based upon Company performance was funded at 193%. The bonus pool was funded in a range from 151% to 193% for the performance of various operating units against their targets under the plan. Performance against the added modifier goals established for the surgical category resulted in either a neutral performance adjustment or a 50% downward modification on the operating unit performance (25% portion) of the plan, depending on the success against applicable goals. Considering the Company's overall performance, including the results subject to the surgical modifier, progress made on other strategic initiatives, and the maximum amount specified in accordance with his employment agreement, the payout to the chief executive officer was established at 150% of base salary. Without adjusting for the maximum amount specified in his employment agreement, the payout to the chief executive officer would have been 169% of base salary.

Long-Term Incentive Awards

        Long-term incentive compensation awarded to officers in 2004 consisted of stock options and a Cumulative Long-Term Incentive Program. Long-term incentive compensation was targeted at or near the market median (50th percentile) of comparable companies' long-term incentive awards for all officers.

        Under the 2003 Long-Term Incentive Plan, officers of the Company are eligible to receive awards of stock options and stock grants, as approved by the Compensation Committee. The Compensation Committee approved guidelines for stock options and stock grants which are based on a review of external market data for comparable companies in combination with an assessment of the scope and complexity of the executive's position. The performance of the Company is also considered in establishing the targets. For each officer position, a target stock award is defined based on market data and the assessment of the position's scope and complexity. The performance of the individual officer is also considered in determining the final award. The Compensation Committee reviews the competitiveness of the target awards annually.

        In February 2004, the Compensation Committee awarded stock options within this framework to officers, including those identified in the Summary Compensation Table on page 16. The Company granted Mr. Zarrella 117,650 stock options, which vest in three equal installments over a three-year period. All stock options are exercisable at the fair market value of the underlying stock as of the date of the grant. In setting Mr. Zarrella's stock option award level, the Compensation Committee considered performance against Company objectives, competitive compensation data and practices, and progress against longer-term drivers of shareholder value.

        In 2002, long-term incentive awards were provided to officers under the Cumulative Long-Term Incentive Program. Under this program, actual awards, depending on the Company's performance, may range from 0% to 200% of the target number of shares awarded. Since awards are expressed in shares of Company stock, the actual value of awards upon vesting will vary based upon upward and downward changes in the market value of the Company's Common stock from the date of grant to the vesting date. As established by the Compensation Committee, the vested awards are payable in shares and cash. Based upon the Committee's determination that the Company met pre-established average sales growth and cumulative EPS goals for the three-year period 2002-2004, Cumulative Long-Term Performance Plan awards granted for the three-year cycle ended December 25, 2004, to the Company's executive officers, including Mr. Zarrella, paid out at 135% of the target award. The value set forth under the Long-Term Incentive Payouts in the Summary Compensation Table on page 16 reflects the value of the awards as of the settlement date.

        In 2003, after a complete review of the Company's executive compensation plans and programs, the Compensation Committee determined to replace the Cumulative Long-Term Performance Plan with a cash-denominated program that uses two-year end-to-end cycles. The cash denominated plan began in 2004 with the first cycle covering 2004-2005. Awards under this plan vest based on attainment of pre-established objectives for return on net assets and average sales growth over the two-year performance cycle, and become payable 50% in 2006 and 50% in 2007. The awards, including the chief executive officer's award, were targeted to reflect 40% of each participant's aggregate long-term compensation for the period covering 2004 and 2005. As a result of the two-year nature of this program, no awards are expected to be granted in 2005, except where the committee decides that an award is necessary or appropriate as part of a hiring package for a new officer.

Supplemental Executive Retirement Plan

        An additional key element of total compensation for the chief executive officer is the Supplemental Executive Retirement Plan (SERP) II, under which Mr. Zarrella was vested immediately as part of his hiring package, in view of his prior service with the Company and in view of similar benefits with his former employer that were forfeited. This benefit is described further on page 20. This Plan, funded by life insurance to minimize the cost to the Company, is designed to provide a competitive retirement benefit with annual value, payable for life, equal up to 60% of average salary and bonus earned over any three full calendar years during the participant's last ten full years of employment with the Company preceding retirement. Selected other executive officers participate in SERP III, described on page 20. Contributions made under SERP II and SERP III Plans do not result in taxable income to the participants until the date at which benefits commence to be paid.

Response to Internal Revenue Code Limits on Deductibility of Certain Compensation

        Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits to $1,000,000 per person the Company's tax deduction of certain non-performance-based compensation paid in a given year to its most highly compensated officers. The levels of non-performance-based salary, bonus and other compensation paid by the Company do not typically exceed this level, except that Mr. Zarrella's compensation exceeded this amount by $228,506 in 2004. In order to minimize the potential for lost tax deductibility, the Compensation Committee recommended, and shareholders approved in 1998, plans and amendments to certain Company plans that were designed to assure that performance-based compensation plans currently in place achieve compliance with the requirements of Section 162(m) of the Code. The Compensation Committee's present intention is to use the requirements of Section 162(m) as a guide in determining elements of compensation paid by the Company. However, the requirements of Section 162(m) will not limit the Compensation Committee in making any compensation decisions where the best interest of the Company and its shareholders dictate otherwise.

Conclusion

        Each element of the officer compensation package is reviewed by the Compensation Committee to ensure that base pay and incentive opportunities are at competitive levels and to provide incentive systems reflecting financial performance and an alignment with shareholder interests. In summary, we believe the total compensation philosophy and compensation program described herein serve the best interests of the shareholders.

Compensation Committee
Jonathan S. Linen, Chair Ruth R. McMullin William H. Waltrip Barry W. Wilson

Compensation Tables

        The individuals named in the following tables include the Company's chief executive officer and the four other most highly compensated executive officers of the Company for the fiscal year ended December 25, 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Compensation
								Awards			Payouts
Name and Principal Position	Year	Salary($) (2)		Bonus($)		Other Annual Compensation ($)(3)		Restricted Stock Award(s) ($)(4)		Securities Underlying Options/ SARs(#)	LTIP Payouts ($)(5)		All Other Compensation ($)(6)(7)
R. L. Zarrella Chairman and CEO	2004 2003 2002	$ $ $	1,142,308 1,100,000 1,100,000	$ $ $	1,650,000 1,628,000 0	$ $ $	81,396 70,571 883,608	$ $ $	0 0 5,581,081	117,650 180,000 500,000	$ $ $	2,383,049 1,745,178 0	$ $ $	124,664 86,600 2,551,447
D. L. Hahs Sr. V.P., Global Operations & Engineering	2004 2003 2002	$ $ $	421,200 403,685 392,017	$ $ $	565,145 315,000 231,780	$ $ $	31,350 31,790 64,550	$ $ $	0 0 131,285	25,000 30,000 25,000	$ $ $	268,130 130,907 0	$ $ $	12,575 18,432 17,641
S. C. McCluski Sr. V.P. and CFO	2004 2003 2002	$ $ $	431,169 413,259 399,337	$ $ $	546,507 340,000 219,635	$ $ $	49,446 37,549 102,938	$ $ $	0 0 101,277	35,000 40,000 35,000	$ $ $	536,261 261,814 0	$ $ $	22,647 28,480 17,970
P. G. Howes(1) Sr. V.P. Americas Region	2004 2003 2002	$ $	415,385 184,615	$ $	500,020 150,000	$ $	29,137 4,423	$ $	0 929,500	25,000 100,000	$ $	107,252 0	$ $	26,161 130,813
R. B. Stiles Sr. V.P. and General Counsel	2004 2003 2002	$ $ $	330,542 316,800 302,712	$ $ $	478,460 260,000 166,492	$ $ $	28,743 29,007 30,661	$ $ $	0 0 0	20,000 25,000 25,000	$ $ $	268,130 130,907 0	$ $ $	26,575 21,748 13,622

(1)
Mr. Howes became a senior vice president and president of the Americas Region of the Company on June 30, 2003.

(2)
The amounts reported reflect the occurrence of 27 bi-weekly pay periods in fiscal year 2004 (rather than the customary 26) as a result of the date pay periods ended during the year.

(3)
This column includes the aggregate incremental cost to the Company of providing various perquisites. For Mr. Zarrella, the amounts that represent more than 25% of the aggregate value of his reportable perquisites in 2004 are: $32,869 for use of the Company's aircraft, $23,050 for leased auto expenses, and $22,000 for financial planning services.

(4)
Holders of restricted stock, including restricted stock granted under the Company's Cumulative Long-Term Incentive Program, are entitled to dividend and voting rights on the shares. At December 25, 2004, the aggregate number of shares, including restricted stock awarded under the Cumulative Long-Term Incentive Program, and corresponding value as of such date of restricted stock owned by named individuals were as follows: Mr. Zarrella, 117,765 shares valued at $7,632,938; Mr. Hahs, 3,000 shares valued at $194,445; Mr. McCluski, 6,000 shares valued at $388,890; Mr. Howes, 26,200 shares valued at $1,698,153; Mr. Stiles, 3,000 shares valued at $194,445. A certain number of shares were vested in the first quarter of 2005 related to the 2002-2004 performance cycle and their value has been reflected in the LTIP payouts column.

(5)
The amounts shown represent payments of the Company's class B shares at market value and cash under the Cumulative Long-Term Incentive Program for the three-year performance period ended December 25, 2004. Grants vested based on the Company's performance against sales growth and EPS targets. Holders of restricted stock, including restricted stock granted under the Company's Cumulative Long-Term Incentive Program, are entitled to dividend and voting rights on the shares. Further information about the Cumulative Long-Term Incentive Program is set forth in the Report of the Compensation Committee on page 12.

(6)
The amounts reported in this column, for all officers other than Mr. Howes, consist solely of the Company's matching contributions under its 401(k) Plan and 401(k) Excess Plan.

(7)
The $2,551,447 amount in 2002 for Mr. Zarrella included a $2,092,037 cash payment made in accordance with his employment agreement to compensate him for benefits forfeited at his prior employer in accepting employment with the Company. It also included $413,141 related to relocation. Of this amount, $64,535 represented use of the Company plane for commuting purposes prior to Mr. Zarrella's relocation and $126,957 represented a tax gross-up related to the above relocation expenses.

Also represents relocation expenses for Mr. Howes in 2003 and 2004 totaling $55,813 and $17,161, respectively. Mr. Howes' 2003 amount also includes a one-time employment incentive payment of $75,000.

Options/SAR Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/ SARs Granted to Employees In Fiscal Year(2)	Exercise or Base Price ($/Sh)(3)	Expiration Date	Grant Date Present Value(4)
R. L. Zarrella	117,650	10.46%	$54.2600	Feb. 2, 2014	$1,911,813
D. L. Hahs	25,000	2.22%	$54.2600	Feb. 2, 2014	$406,250
S. C. McCluski	35,000	3.11%	$54.2600	Feb. 2, 2014	$568,750
P. G. Howes	25,000	2.22%	$54.2600	Feb. 2, 2014	$406,250
R. B. Stiles	20,000	1.78%	$54.2600	Feb. 2, 2014	$325,000

(1)
All of the above stock options granted to the named executives vest annually in one-third increments.

(2)
Based on total number of options granted to employees of 1,125,294.

(3)
Exercise price is equal to the fair market value of the stock on the date of grant.

(4)
The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The ultimate realizable value of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise will depend on the excess of the market value of the Company's Common stock over the exercise price on the date the option is exercised. The material assumptions and adjustments incorporated in the estimated valuation of the options include: (a) an option term of 10 years; (b) an interest rate of 4.08% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to the option term; (c) volatility of 32.3% calculated using daily stock prices for the three-year period prior to the grant date; (d) dividends at the rate of $.52 per share representing the annualized dividends paid with respect to a share of Common stock at the date of grant, and a corresponding dividend yield of .96%, which is assumed to remain constant for the life of the option; (e) reductions of approximately 15.6% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 16.7% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised, In-the-Money Options/SARs at FY-End ($)
Name	Number of Shares Acquired on Exercise	Value Realized(1)	Exercisable	Unexercisable	Exercisable(2)	Unexercisable(2)
R. L. Zarrella	180,000	$5,361,239	713,333	404,317	$21,547,224	$9,959,871
D. L. Hahs	0	$0	80,667	53,333	$1,458,884	$1,183,850
S. C. McCluski	27,480	$576,409	226,687	73,333	$3,875,412	$1,610,761
P. G. Howes	0	$0	33,334	91,666	$921,185	$2,106,190
R. B. Stiles	4,245	$97,190	118,821	44,999	$1,938,695	$1,014,485

(1)
Market value of Company's Common stock at exercise, minus the exercise price.

(2)
Market value of Company's Common stock at year-end 2004, minus the exercise price.

Long-Term Incentive Compensation

        As described in more detail in the Report of the Compensation Committee on page 12, the Long-Term Incentive Award program is a cash-denominated program that uses two-year end-to-end cycles. Awards under this program vest based on attainment of pre-established objectives for average return on net assets and average sales growth over the two-year performance cycle.

Long-Term Incentive Program—Awards in Last Fiscal Year(1)

			Estimated Future Payments Under Non-Stock Price-Based Plans
Name	Value	Performance Period (years)	Threshold	Target	Maximum (200%)
R. L. Zarrella	$2,000,000	2	$0	$2,000,000	$4,000,000
D. L. Hahs	$500,000	2	$0	$500,000	$1,000,000
S. C. McCluski	$900,000	2	$0	$900,000	$1,800,000
P. G. Howes	$640,000	2	$0	$640,000	$1,280,000
R. B. Stiles	$500,000	2	$0	$500,000	$1,000,000

(1)
The program began in 2004 with the first cycle covering 2004-2005 and becomes payable 50% in 2006 and 50% in 2007. As a result of the two-year nature of this program, no awards are expected to be granted in 2005 except where the committee decides that an award is necessary or appropriate as part of a hiring package for a new officer.

TOTAL RETURN TO SHAREHOLDERS
Comparison of Five-Year Cumulative Total Shareholder Return
December 1999 Through December 2004

Assumes $100 invested on the last day of December 1999 with dividends reinvested quarterly.

Date	Bausch & Lomb Incorporated	S&P Healthcare Index	S&P 500
December 1999	$100.00	$100.00	$100.00
December 2000	$60.36	$136.98	$90.89
December 2001	$57.86	$120.65	$80.14
December 2002	$56.27	$97.99	$62.47
December 2003	$82.17	$112.70	$80.35
December 2004	$102.89	$114.35	$89.07

DEFINED BENEFIT RETIREMENT PLANS

        Under the Company's Retirement Benefits Plan, all employees of the Company and certain subsidiaries who have reached age 21 and have at least one year of service are participants. The plan is a cash balance retirement plan, which accrues benefits in a hypothetical account that can be paid either as a single lump sum or converted to a lifetime monthly annuity at time of retirement or separation from the Company. In addition, the Company maintains a separate Retirement Benefit Restoration Plan, which provides eligible employees additional retirement benefits, which would otherwise be provided under the Retirement Benefits Plan but are excluded from that plan by specific federal regulatory limitations. Benefits vest after five years of service as defined in the Retirement Benefits Plan. Effective December 31, 2004, both the Retirement Benefits Plan and the Retirement Benefit Restoration Plans were frozen, ceasing future benefit accruals, resulting in a lower Estimated Annual Benefit Payable at Age 63 calculation than reported in prior years. However, interest continues to accrue in the hypothetical accounts on a monthly basis.

        Each of Messrs. Zarrella, Hahs, McCluski, and Stiles is a vested participant under the Retirement Benefits Plan. Mr. Howes is not a vested participant of the Retirement Benefits Plan. Messrs. Hahs, McCluski, and Stiles are vested participants in the Retirement Benefit Restoration Plan. Neither Mr. Zarrella nor Mr. Howes is a participant in the Retirement Benefit Restoration Plan.

        The estimated annual benefit provided in total by the cash balance formula described above, expressed in the form of a single life annuity, is as follows:

Executive	Estimated Annual Benefit Payable at Age 63
R. L. Zarrella	$10,800	*
D. L. Hahs	$121,400
S. C. McCluski	$64,500
P. G. Howes	$1,300
R. B. Stiles	$57,200

*
Estimated annual benefit payable at age 60

        The Company maintains two Supplemental Executive Retirement Plans (SERP), under which officers may become eligible for retirement benefits in addition to those provided under the Company's Retirement Benefits Plan. No officer is eligible to participate in more than one Company SERP, and the officers named in the Summary Compensation Table on page 16 are participants in one of the SERPs described below. Participants who vest under SERP II will receive annual benefits, payable monthly, in an amount equal to a percentage of their final average salary and bonus compensation. Final Average Compensation is the highest average of a participant's compensation for any three full calendar years during the participant's last ten full calendar years of employment with the Company. The percentage used is a function of age at retirement: 32% at age 55, and up to 60% at age 60. SERP III is a cash balance retirement plan that accrues benefits for eligible officers in a hypothetical account, at an annual rate of 5% of covered earnings, as defined in the Plan. Benefits are paid either as a single lump sum or converted to a lifetime monthly annuity at time of retirement or separation from the Company. Benefits vest upon the completion of five years of service. The plans also provide for the payout of the net present value of all benefits in the event of a change in control of the Company.

        Mr. Zarrella has vested benefits under SERP II. Messrs. Hahs, McCluski, and Stiles have vested benefits under SERP III. Mr. Howes is not a vested participant under SERP III. Assuming continued employment to age 60, the estimated annual benefit payable for Mr. Zarrella under SERP II is $1,613,200. Under SERP III, the benefit payable is stated as a cash balance. The annual payments stated below are calculated by applying an actuarial-based conversion factor against the projected value of the individual's cash balance account at normal retirement age.

Executive	Estimated Annual Benefit Payable at Age 63—SERP III
D. L. Hahs	$78,500
S. C. McCluski	$85,300
P. G. Howes	$73,000
R. B. Stiles	$42,600

RELATED TRANSACTIONS, EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

        In connection with Class B shares purchased under the Company's stock incentive plans prior to July 2002, the Company could loan the participant an amount equal to the full amount of the purchase price of those shares, with the shares held by the Company as collateral for the loan. The rate of interest on loans to participants was the lesser of the applicable federal rates announced monthly by the Internal Revenue Service pursuant to Section 1274(d) of the Internal Revenue Code of 1986, or 9%. To the extent applicable, the largest aggregate amount of indebtedness outstanding which exceeded $60,000 at any time in the Company's 2004 fiscal year for executive officers of the Company was as follows: Mr. Alan H. Farnsworth, $342,265; Mr. Hahs, $437,347; Mr. Geoffrey F. Ide, $177,710; Mr. Jurij Z. Kushner, $405,874; Mr. John M. Loughlin, $240,297; Mr. McCluski, $337,650; Ms. Angela J. Panzarella, $204,380; and Mr. Stiles, $629,881. All loans to directors were paid in full in 2003. As of February 1, 2005, the outstanding amount of such indebtedness of the Company's executive officers was as follows: Mr. Farnsworth, $338,842; Mr. Hahs, $432,973; Mr. Ide, $175,933; Mr. Kushner, $215,411; Mr. Loughlin, $175,933; and Ms. Panzarella, $202,336.

        Mr. Zarrella and the Company signed a five-year employment agreement, dated November 9, 2001, the annual terms of which are renewed automatically for successive one-year terms, unless otherwise terminated. The terms of the agreement provide for a base salary of $1.1 million during the first two employment years and a target bonus of 100% of base pay. On November 9, 2001, the Compensation Committee of the Board of Directors awarded Mr. Zarrella immediately-vested options to purchase 500,000 shares of the Company's Common stock at an exercise price of $31.91 under the Stock Incentive Plan. An additional 500,000 options under this Plan were granted to Mr. Zarrella on January 2, 2002 at an exercise price of $37.685. These options vest in one-third increments over a three-year period. Bausch & Lomb also agreed to pay Mr. Zarrella an amount up to $5 million in cash and stock to compensate him for benefits forfeited at his prior employer in accepting employment with the Company (including annual bonus incentive compensation, long-term incentive payments, and stock option value). That obligation was satisfied on January 2, 2002, with a cash payment of $2.1 million and a restricted stock grant of 65,561 shares to Mr. Zarrella. The restricted stock grant was made under the 1990 Stock Incentive Plan and vests in its entirety on the fifth anniversary of Mr. Zarrella's appointment.

        The agreement also provides for a performance-based long-term incentive plan for one, two, and three-year award cycles, each of which has a target award of $1 million paid in Company restricted stock. Although the agreement provided for target awards of $1,000,000 for subsequent three-year award cycles, for 2004-2005 Mr. Zarrella will be covered by the new cash-denominated program described in the Report of the Compensation Committee on page 12. In addition, the agreement provides for Mr. Zarrella's participation in employee welfare and benefits plans and other standard senior executive perquisites. This includes participation in SERP II. On the effective date of the employment agreement, he was vested in SERP II at 26% of final average compensation (based on 1999, 2000, and 2001 compensation with his prior employer). The benefit will increase each year up to a maximum of 60% of final average compensation achieved at age 60. If Mr. Zarrella is terminated without cause, or if Mr. Zarrella terminates employment for good reason, both as defined in the agreement, he will be entitled to his annual base salary and the highest annual bonus, plus medical and other benefits, for the remaining period of his employment agreement, and he will vest immediately in the SERP II benefit which would have been received at the end of the five-year employment period under the agreement.

        Mr. Zarrella has also entered into a change of control agreement with the standard features described below. In the event his employment is terminated following a change in the control of the Company, he would be entitled to the greater of (i) his remaining benefits under his employment agreement or (ii) benefits under the change of control agreement.

        The Company has entered into a change of control agreement, for an indefinite term, with each individual in the Summary Compensation Table on page 16. Each agreement provides that, in the event of a change of control (as defined in the agreements) which is followed within three years, as determined under the agreements, by: (i) a termination of the officer's employment, (ii) a downgrading of the officer's position, or (iii) a voluntary termination under circumstances specified in the agreements, the officer will be entitled to salary and pro rata bonus then due, and a lump sum separation payment equal to three times annual base salary and bonus as determined under the agreements. Each officer will also be entitled to a continuation of certain benefits and perquisites for up to three additional years as determined under the agreements. These benefits and perquisites may be reduced by corresponding benefits or perquisites provided by a subsequent employer during the period in which they are provided.

REPORT OF THE AUDIT COMMITTEE

        The members of the Audit Committee of the Board of Directors are Kenneth L. Wolfe (Chair), Alan M. Bennett and Domenico De Sole. The Board of Directors has reviewed the qualifications of each member of the Audit Committee and has determined that each member of the Audit Committee is "independent" under the current listing standards of the New York Stock Exchange (NYSE) applicable to Audit Committee members. None of the Audit Committee members has a business relationship with the Company, or is a partner, controlling shareholder or executive officer of an entity that has a material business relationship with the Company. In addition, there is no Audit Committee member who is employed as an executive of another firm where any of the Company's executives serves on that other firm's compensation committee. No member of the Audit Committee is an immediate family member of an individual who is an executive officer of the Company or any of its affiliates. The Audit Committee members do not serve on more than two audit committees of other public companies.

        Each member of the Audit Committee is financially literate, as assessed by the Company's Board of Directors in its business judgment. In addition, the Board of Directors has determined that Kenneth L. Wolfe qualifies as an "audit committee financial expert," as defined by applicable SEC rules, and Mr. Wolfe is "independent" under the current listing standards of the NYSE applicable to Audit Committee members.

        In 2004, the Audit Committee met 12 times. The Board of Directors has adopted a written Charter setting forth the authority and responsibilities of the Audit Committee. A copy of the Charter is available at the Company's Web site at http://www.bausch.com/us/vision/about/investor/governance.jsp. Consistent with its Charter, the Audit Committee took the actions identified on page 4 of this Proxy Statement. In addition, the Audit Committee recommended for Board approval, based on the full scope of its activities, that (i) the audited financial statements be incorporated by reference in the Company's annual report on Form 10-K for the year ended December 25, 2004, and (ii) its appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2005 be ratified.

Audit Committee Policy on Pre-Approval of Services of Independent Accountants

        Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. Our Audit Committee pre-approved all such audit and non-audit services provided by the independent accountants. These services have included audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Audit Fees

        In its review, the Audit Committee examined a report from PricewaterhouseCoopers LLP of the fees billed to the Company for fiscal years 2004 and 2003 of $6,681,000 and $2,681,000, respectively, for the audit of the Company's annual financial statements and reviews of quarterly reports on Form 10-Q. The 2004 fees also include an attestation of the Company's assessment of and effectiveness of internal controls over financial reporting.

Audit-Related Fees

        PricewaterhouseCoopers LLP received fees of $216,000 in 2004, including $99,000 for benefit plan reviews and other audit-related projects totaling $117,000. In 2003, the audit-related fees totaled $154,000, including $77,000 for benefit plan reviews, $13,000 for acquisition and/or divestiture assistance, and $64,000 for various other audit-related projects.

Tax Fees

        PricewaterhouseCoopers LLP received no fees for tax related services in 2004. Tax-related fees in 2003 totaled $2,170,000, including $942,000 for tax consulting, $534,000 for international/assignee tax services and $694,000 for tax compliance work.

All Other Fees

        PricewaterhouseCoopers LLP received $47,000 of other fees in 2004 relating primarily to accounting research software and participation by the Company in an industry coalition coordinated by PricewaterhouseCoopers. In 2003, all other fees totaled $29,000, relating primarily to accounting research software.

        Prior to approving PricewaterhouseCoopers LLP as the Company's independent accountants for 2005, the committee considered whether PricewaterhouseCoopers LLP's provision of services other than audit services is compatible with maintaining the accountants' independence.

                      Audit Committee
                      Kenneth L. Wolfe, Chair
                      Alan M. Bennett
                      Domenico De Sole

ADDITIONAL INFORMATION

Directors' and Officers' Insurance

        The Company has purchased insurance from Federal Insurance Company, Zurich American Insurance Company, National Fire Insurance Company and ACE American Insurance Company, insuring the Company against obligations it might incur as a result of the indemnification of its directors and officers for certain liabilities they might incur, and insuring such directors and officers for additional liabilities against which they may not be indemnified by the Company. This insurance was renewed effective January 31, 2005 for a period of one year at a cost of $2,240,000.

ITEM NO. 3
DIRECTORS' PROPOSALS TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS TO DECLASSIFY THE BOARD AND TO REMOVE CERTAIN RELATED PROVISIONS

        As a result of continuing shareholder interest in the issues regarding annual election of directors, the Board of Directors has reviewed the Company's Certificate of Incorporation and By-Laws and determined to recommend to the shareholders the amendment of various provisions relating to the election and removal of members of the Board of Directors. The amendments proposed below, if all are adopted, will permit the annual election of each member of the Board of Directors and the removal of other ancillary provisions that implement the classified board structure. Each of the proposals will be voted upon separately. The Board of Directors recommends approval of all of the proposed amendments. Adoption of each of the proposed amendments requires the affirmative vote of eighty percent (80%) of the outstanding shares of the Company, not including shares owned by the Company.

        Shareholder proposals recommending that the Board of Directors change the staggered board structure were presented to a vote of the Company's shareholders in 1997, 1998 and 2002 and 50%, 50.2% and 60.4%, respectively, of the outstanding shares voted in favor of the proposals. In 2003, a Board proposal on declassification received 60% of the shares outstanding entitled to vote.

        On several occasions, including in the years referenced above, the Board of Directors has considered the benefits of a classified board structure and the issues raised by investors seeking to have the Board declassified. On each such occasion, the Board concluded that it was in the best interest of the Company and its shareholders to maintain a staggered board.

        Recently, the Board reconsidered the various advantages and disadvantages of the classified board structure. Proponents of classified boards suggest, among other things, that classified boards reduce the vulnerability of companies to certain potentially abusive takeover tactics and encourage potential acquirers to negotiate with the Board. Classified boards also assure continuity and stability of companies' management and policies since a majority of the directors at any given time have prior experience as directors of the Company. Opponents of classified boards believe that the annual election of directors is the primary means for shareholders to influence corporate governance and enables shareholders to hold all directors accountable on an annual basis rather than over a three-year period.

        After reviewing the staggered board structure and related corporate governance issues, the Board of Directors has decided to recommend that at the Company's 2005 annual meeting, shareholders approve amendments to the Company's Certificate of Incorporation and By-Laws to declassify the Board of Directors and to change certain related provisions. In making the decision, the Board of Directors took into account the shareholders' views and prior shareholder support for the proposal to permit the annual election of directors.

        Each of the proposals under Item No. 3 is described below. Shareholders will vote on each of the proposals separately, and each proposal must receive the affirmative vote of eighty percent (80%) of the outstanding shares of the Company, not including shares owned by the Company, in order to be approved. The proposals, if any are approved, would take effect on April 26, 2005.

        The proposed amendments are attached to this proxy statement as Exhibit A. The discussion on the following pages is qualified in its entirety by reference to that Exhibit.

A.
PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS TO DECLASSIFY THE BOARD OF DIRECTORS AND TO AUTHORIZE ANNUAL ELECTION OF ALL MEMBERS OF THE BOARD OF DIRECTORS.

        The Company's Certificate of Incorporation and By-Laws currently divide the Board into three classes of directors of approximately equal numbers. Directors are elected for three-year terms that are staggered between the three classes. If the proposal is approved, the Company's Certificate of Incorporation and By-Laws will provide that in future years, as directors' current terms expire, they will be elected each year at the annual meeting of shareholders.

        If the shareholders approve the proposal, the 2005 director nominees will serve a term ending at the 2006 annual meeting of shareholders or when each of their successors is elected and qualified. The directors elected in 2003 and 2004 will continue to serve the three-year terms for which they were elected, expiring at the annual shareholders' meetings in 2006 and 2007, respectively. As with the 2005 nominees, directors elected at the 2006 and 2007 annual meetings and thereafter will be elected annually. Any director elected by the Board to fill a vacancy will serve until the next annual meeting of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS TO DECLASSIFY THE BOARD OF DIRECTORS AND TO AUTHORIZE ANNUAL ELECTION OF THE DIRECTORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

B.
PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS TO REMOVE THE SUPERMAJORITY VOTING REQUIREMENT FOR SETTING THE NUMBER OF DIRECTORS AND TO AMEND THE COMPANY'S BY-LAWS TO PERMIT THE NUMBER OF DIRECTORS TO BE DETERMINED FROM TIME TO TIME BY MAJORITY VOTE OF THE SHAREHOLDERS VOTING AT A MEETING OR A MAJORITY VOTE OF THE ENTIRE BOARD OF DIRECTORS.

        The Company's Certificate of Incorporation and By-Laws currently provide that the number of directors shall be not less than three nor more than twenty-five persons and that the exact number of directors can be determined by the affirmative vote of (i) a majority of the entire Board of Directors or (ii) the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Currently, the Company's Board of Directors has 11 members, as set by action of the Board in June 2004 in accordance with the Company's Certificate of Incorporation and By-Laws. If the proposal is approved, the Company's Certificate of Incorporation and By-Laws will be amended to delete the supermajority voting requirement for setting the number of directors and will provide that the number of directors, within the minimum and maximum number set in the Company's Certificate of Incorporation and By-Laws, will be set by a majority vote of the shareholders or a majority vote of the entire Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS TO REMOVE THE SUPERMAJORITY VOTING REQUIREMENT FOR SETTING THE NUMBER OF DIRECTORS AND TO AMEND THE COMPANY'S BY-LAWS TO PERMIT THE NUMBER OF DIRECTORS TO BE DETERMINED FROM TIME TO TIME BY MAJORITY VOTE OF THE SHAREHOLDERS VOTING AT A MEETING OR A MAJORITY VOTE OF THE ENTIRE BOARD OF DIRECTORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

C.
PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO REMOVE PROVISIONS REGARDING NEWLY CREATED DIRECTORSHIPS AND FILLING OF VACANCIES ON THE BOARD OF DIRECTORS.

        The Company's Certificate of Incorporation currently provides that newly created directorships resulting from the increase in the number of directors and vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause be filled only upon the majority vote of the remaining directors then in office, even though less than a majority of the Board of Directors. This provision is not required to be included in the Certificate of Incorporation. If the proposal is approved, the Company's By-Laws, which will not be modified on this issue, will govern the filling of newly created directorships or vacancies on the Board of Directors. The By-Laws currently provide, and will continue to provide, that newly created directorships resulting from an increase in the number of directors and vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause will be filled only upon the majority vote of the remaining directors then in office, even though less than a quorum of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO REMOVE PROVISIONS REGARDING NEWLY CREATED DIRECTORSHIPS OR FILLING VACANCIES ON THE BOARD OF DIRECTORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

D.
PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS TO REMOVE THE SUPERMAJORITY VOTING REQUIREMENT FOR REMOVAL OF A DIRECTOR FOR CAUSE AND TO AMEND THE COMPANY'S BY-LAWS TO PERMIT REMOVAL OF A DIRECTOR FOR CAUSE BY A VOTE OF THE MAJORITY OF SHAREHOLDERS AT A MEETING.

        The Company's Certificate of Incorporation and By-Laws currently provide that removal of a director may only be for cause and that such removal requires the affirmative vote of two-thirds of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. If the proposal is approved, the By-Laws will be amended to provide that a director can be removed for cause by a majority vote of the shareholders at a meeting, in accordance with Section 706 of New York's Business Corporation Law. In addition, if the proposal is approved, because New York State law does not require including provisions concerning removal of directors in the Certificate of Incorporation, the Certificate of Incorporation will be amended so that such provisions will be deleted in their entirety.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS TO REMOVE THE SUPERMAJORITY VOTING REQUIREMENT FOR REMOVAL OF A DIRECTOR FOR CAUSE AND TO AMEND THE COMPANY'S BY-LAWS TO PERMIT REMOVAL OF A DIRECTOR FOR CAUSE BY A VOTE OF THE MAJORITY OF SHAREHOLDERS AT A MEETING. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

E.
PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO REMOVE THE SUPERMAJORITY VOTING REQUIREMENT FOR APPROVING AMENDMENTS TO CERTAIN SECTIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION REGARDING THE ELECTION OF DIRECTORS, SETTING THE NUMBER OF DIRECTORS, FILLING VACANCIES ON THE BOARD OF DIRECTORS AND REMOVING DIRECTORS.

        The Company's Certificate of Incorporation currently provides that the affirmative vote of eighty percent (80%) of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class is required in order to amend or modify provisions of the Company's Certificate of Incorporation related to the election of directors, setting the number of directors, filling vacancies on the Board of Directors or removing directors. If the proposal is adopted, this requirement would be removed from the Company's Certificate of Incorporation.

THE BOARD OF DIRECTORS FURTHER UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO REMOVE THE SUPERMAJORITY VOTING REQUIREMENT FOR APPROVING AMENDMENTS TO CERTAIN SECTIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION REGARDING THE ELECTION OF DIRECTORS, SETTING THE NUMBER OF DIRECTORS, FILLING VACANCIES ON THE BOARD OF DIRECTORS AND REMOVING DIRECTORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

        Vote Required

        Adoption of the proposed amendments to the Company's Certificate of Incorporation and By-Laws requires the affirmative vote of eighty percent (80%) of the outstanding shares of the Company, not including shares owned by the Company. The proposals are being considered separately and, as such if a proposal fails to be approved, the provision that is addressed by that proposal would be retained and would continue to be in effect.

OTHER BUSINESS

        We do not expect any business to come up for shareholder vote at the meeting other than the items described in this booklet. If other business is properly raised, your proxy card authorizes the proxyholders to vote as they deem appropriate.

        The Company's By-Laws contain provisions regarding matters which may properly be brought before the shareholders at an annual meeting. The most recently revised By-Laws are attached as Exhibit (3)-a to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 10, 1998.

Shareholder Proposals For Next Year

        In order to be eligible for inclusion in the Company's proxy materials for next year's annual meeting of shareholders, any shareholder proposal (other than the submission of nominees for directors) must be received by the Company addressed to the attention of the secretary at its principal executive offices not later than the close of business on November 28, 2005.

        Shareholder proposals received by the Company between December 29, 2005 and January 30, 2006 may also be considered at next year's annual meeting of shareholders but may not be included in the proxy materials for next year's annual meeting of shareholders. Nominations for directors submitted by shareholders must be received between those same dates.

Annual Report

        An Annual Report to Shareholders for the year ended December 25, 2004 accompanies the proxy material being mailed to all shareholders. The Annual Report is not a part of the proxy solicitation material.

How We Solicit Proxies

        The Company pays the costs of soliciting proxies. We are paying Georgeson Shareholder Communications Inc. a fee of $17,500 plus expenses to help with the solicitation. In addition to this mailing, the Company may solicit proxies personally, electronically or by telephone. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

People Needing Special Assistance

        If you plan to attend the annual meeting, we can provide reasonable assistance to help you participate in the meeting if you let us know in advance. Please call or write the secretary at least two weeks before the meeting at the number or address under "Questions?" on the following page.

Questions?

        If you have questions or need more information about the annual meeting, write to the

  Secretary
  Bausch & Lomb Incorporated
  One Bausch & Lomb Place
  Rochester, New York 14604-2701

        or call us at (585) 338-6010.

        For additional information about the Company, we invite you to visit Bausch & Lomb's Internet site at www.bausch.com. Internet site materials are for your general information and are not part of this proxy solicitation.

        According to rules of the Securities and Exchange Commission (SEC), the information presented in this proxy statement under the captions "Report of the Compensation Committee", "Report of the Audit Committee" and "Comparison of Five-Year Cumulative Total Shareholder Return" shall not be deemed to be "soliciting material" or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, and nothing contained in any filings made by the Company under the aforementioned Acts shall be interpreted as incorporating by reference the information presented under the specified captions.

YOUR VOTE IS VERY IMPORTANT!
Please vote your shares by telephone or on the Internet by following the instructions set forth on the proxy card or sign and promptly return your proxy card in the enclosed envelope.

March 24, 2005

EXHIBIT A

PROPOSED AMENDMENTS TO THE COMPANY'S
CERTIFICATE OF INCORPORATION AND BY-LAWS

A.
The proposed amendments to the Company's Certificate of Incorporation will:

(i)
Amend the second sentence of Paragraph 5(A) to read substantially as follows:

      The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be determined from time to time upon the vote of a majority of the shareholders voting at a meeting or a majority of the entire Board of Directors.

  (ii)
  Amend the fourth and fifth sentences of Paragraph 5(A) to read substantially as follows:

      Each director, other than those who may be elected by the holders of any class or series of stock having a preference over the Common stock or Class B stock as to dividends or upon liquidation, shall be elected for a term expiring at the annual meeting of shareholders immediately following their election, or when their successor is elected and qualified. The foregoing sentence shall not, however, have the effect of limiting the elected term of any director in office prior to the 2005 annual meeting of shareholders.

  (iii)
  Delete Paragraph 5(B) in its entirety.

  (iv)
  Delete Paragraph 5(C) in its entirety.

  (v)
  Delete Paragraph 5(D) in its entirety.

B.
The proposed amendments to the Company's By-Laws will:

(i)
Amend the second sentence of Article II, Section 1 to read substantially as follows:

      The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be determined from time to time upon the vote of a majority of the shareholders voting at a meeting or a majority of the entire Board of Directors.

  (ii)
  Amend the fourth and fifth sentences of Article II, Section 1 to read substantially as follows:

      Each director, other than those who may be elected by the holders of any class or series of stock having a preference over the Common stock or Class B stock as to dividends or upon liquidation, shall be elected for a term expiring at the annual meeting of shareholders immediately following their election, or when their successor is elected and qualified. The foregoing sentence shall not, however, have the effect of limiting the elected term of any director in office prior to the 2005 annual meeting of shareholders.

  (iii)
  Amend Article II, Section 3(b) in its entirety to read substantially as follows:

      A director may be removed from office for cause upon the vote of a majority of the shareholders voting at a meeting or a majority of the entire Board of Directors.

Bausch & Lomb A1 2005 Proxy Statement

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS. PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED "FOR" ITEMS 1, 2 AND 3.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1. Election of Directors.

FOR all nominees listed below (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐
Nominees: 01 Paul A. Friedman, 02 Jonathan S. Linen, 03 William H. Waltrip
(Instruction: To withhold authority to vote for any one or more individual nominee(s), write that nominee(s) name on the space provided below.)

2.	Ratification of PricewaterhouseCoopers LLP as independent accountants for 2005	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	A. Proposal to Amend the Company's Certificate of Incorporation and By-Laws to Authorize Annual Election of the members of the Board of Directors (Proxy Statement p. 24)	FOR ☐	AGAINST ☐	ABSTAIN ☐
	B. Proposal to Amend the Company's Certificate of Incorporation and By-Laws to permit setting the number of directors by a majority vote of the shareholders	FOR ☐	AGAINST ☐	ABSTAIN ☐
C. Proposal to Amend the Company's Certificate of Incorporation to remove provisions regarding filling of newly created directorships and vacancies of the Board of Directors	FOR ☐	AGAINST ☐	ABSTAIN ☐
D. Proposal to Amend the Company's Certificate of Incorporation and By-Laws to permit removal of directors for cause by a majority vote of the shareholders	FOR ☐	AGAINST ☐	ABSTAIN ☐
E. Proposal to Amend the Company's Certificate of Incorporation to remove provisions regarding supermajority voting provisions with respect to certain amendments to the Certificate of Incorporation	FOR ☐	AGAINST ☐	ABSTAIN ☐

IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE "ATTEND MEETING" BOX TO THE RIGHT.			☐ ATTEND MEETING
FOR DIRECTIONS PLEASE VISIT OUR WEB SITE AT WWW.BAUSCH.COM
Signature ______________	Date ____________	Signature ______________	Date ____________

NOTE: Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/bol Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.bausch.com

BAUSCH & LOMB INCORPORATED
Proxy Solicited by the Board of Directors for Use at the
Annual Meeting of Shareholders, April 26, 2005, 10:00 AM EASTERN TIME

PLACE: Rochester Institute of Technology

B. Thomas Golisano College of Computing and Information Sciences, located at 20 Lomb Memorial Drive,
Building No. 70, Rochester, New York 14623

The undersigned hereby appoints R.L. Zarrella, S.C. McCluski and R.B. Stiles, or any one or all of them, with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of shareholders of Bausch & Lomb Incorporated to be held on April 26, 2005 and at any adjournment thereof, with all the power which the undersigned would possess if personally present and to vote, as specified on the reverse side, all shares of stock which the undersigned may be entitled to vote at said meeting.

If not otherwise marked on the reverse, the shares represented by this Proxy will be voted "FOR" each of the director nominees named in Item 1; "FOR" Item 2, Ratification of PricewaterhouseCoopers LLP as independent accountants; and "FOR" Item 3A, Proposal to Amend the Company's Certificate of Incorporation and By-Laws to Authorize Annual Election of all members of the Board of Directors; "FOR" Item 3B, Proposal to Amend the Company's Certificate of Incorporation and By-Laws to permit setting the number of directors by a majority vote of the shareholders; "FOR" Item 3C, Proposal to Amend the Company's Certificate of Incorporation to remove provisions regarding filing of newly created directorships and vacancies of the Board of Directors; "FOR" Item 3D, Proposal to Amend the Company's Certificate of Incorporation and By-Laws to permit removal of directors for cause by a majority vote of the shareholders; and "FOR" Item 3E Proposal to Amend the Company's Certificate of Incorporation to remove supermajority voting provisions with respect to certain amendments to the Certificate of Incorporation; and as the proxies deem desirable in their discretion with respect to any matters incidental to the conduct of the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

YOUR VOTE IS IMPORTANT!

        You can vote without attending the meeting in one of three ways:

  1.
  Vote by Internet at our Internet Address: http://www.proxyvoting.com/bol

or

  2.
  Call toll free 1-866-540-5760 on a Touch Tone telephone, 24 hours a day, 7 days a week, and follow the instructions on the reverse side.

or

  3.
  Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

QuickLinks

Table of Contents
BAUSCH & LOMB INCORPORATED PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TUESDAY, APRIL 26, 2005
SUMMARY COMPENSATION TABLE
Options/SAR Grants in Last Fiscal Year
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
EXHIBIT A
PROPOSED AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
BAUSCH & LOMB INCORPORATED Proxy Solicited by the Board of Directors for Use at the Annual Meeting of Shareholders, April 26, 2005, 10:00 AM EASTERN TIME PLACE: Rochester Institute of Technology B. Thomas Golisano College of Computing and Information Sciences, located at 20 Lomb Memorial Drive, Building No. 70, Rochester, New York 14623
YOUR VOTE IS IMPORTANT!